UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 20, 2007

GRAMERCY CAPITAL CORP.

(Exact name of registrant as specified in its charter)

Maryland	001-32248	06-1722172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

420 Lexington Avenue New York, New York		10170
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (212) 297-1000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

                On December 20, 2007, Gramercy Capital Corp. (the “Company”) and American Financial Realty Trust (“AFR”) announced that each had called a special meeting of shareholders on February 13, 2008 at The Hilton New York, 1335 Avenue of the Americas, New York, New York.  At AFR’s special meeting of shareholders, which will begin at 10:00 a.m. local time, it will seek shareholder approval of the agreement and plan of merger dated November 2, 2007 with the Company and certain affiliates of the Company and the transactions contemplated thereby.  At the Company’s special meeting of shareholders, which will begin at 10:30 a.m. local time, it will seek shareholder approval of the issuance of shares of Company common stock in the mergers contemplated by the merger agreement.  The Company’s shareholders of record on January 2, 2008 will be entitled to notice of and to vote at the Company’s special meeting of shareholders.  AFR’s shareholders of record on January 2, 2008 will be entitled to notice of and to vote at AFR’s special meeting of shareholders.

                The Company and AFR also announced that they expect the mergers contemplated by the merger agreement to occur during the second half of March 2008, although the companies reserve the right to close earlier.

                Reference is hereby made to the press release, which is attached as Exhibit 99.1 hereto, and is incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits

99.1         Joint Press Release issued by Gramercy Capital Corp. and American Financial Realty Trust dated December 20, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRAMERCY CAPITAL CORP.

Date: December 20, 2007	By:	/s/ Robert R. Foley
Name: Robert R. Foley
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Joint Press Release issued by Gramercy Capital Corp. and American Financial Realty dated December 20, 2007